                                                                   EXHIBIT 10.11

                                  COLLABORATION
                                    AGREEMENT
                                    "BIOCOR"

     THIS COLLABORATION AGREEMENT effective as of this 12th day of February, 1998 (the "Collaboration Date"), is made by and between VERSICOR INC., a Delaware corporation having its principal place of business at 34790 Ardentech Court, Fremont, California 94555 ("Versicor") and BIOSEARCH ITALIA, S.P.A., all Italian corporation having its principal place of business at via R.Lepetit 34, 21040 Gerenzano (Varese), ("Biosearch").

                                    RECITALS

     WHEREAS, Versicor has expertise in combinatorial chemical library synthesis and in high throughput compound library screening techniques for relevant biological activity for improvement and optimization of chemical compounds in drug discovery programs;

     WHEREAS, Biosearch owns or has rights to certain potential anti-bacterial lead compounds derived from naturally occurring biological materials;

     WHEREAS, Versicor and Biosearch wish to collaborate in the optimization development of such Biosearch lead compounds as therapeutic pharmaceuticals;

     WHEREAS, Versicor and Biosearch desire to enter into this Collaboration Agreement which sets forth the principal terms of such collaborative relationship, which the Parties refer to as "Biocor."

     NOW, THEREFORE, in consideration of the foregoing premises and of the covenants, and agreements contained in this Collaboration Agreement, Versicor and Biosearch agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     When used in this Agreement, the following capitalized terms shall have the meanings set forth below:

     1.1 "ABANDONED LEAD" shall have the meaning set forth in Section 2.3.

     1.2 "ANIMAL STUDIES" means the initial studies of the efficacy/toxicity of an Optimized Compound in an animal model selected by the JLDC.

     1.3 "BIOSEARCH LEAD COMPOUNDS" means those lead compounds owned or controlled (with the right to license) by Biosearch set forth on Schedule 1.3 hereto, including molecular scaffolds derived by Biosearch from such lead compounds. "Biosearch Lead Compounds" shall also include lead compounds (and molecular scaffolds derived therefrom) discovered or acquired by Biosearch after the Collaboration Date, except where the only suitable


                                       1.

method of modification or optimization of such compounds into a drug candidate consists of a routine, serial solution chemistry method. Schedule 1.3 shall be updated from time to time to reflect the addition of any such additional Biosearch Lead Compounds.

     1.4 "BIOSEARCH INVENTIONS" shall have the meaning set forth in Section 8.1.

     1.5 "BIOSEARCH PATENT RIGHTS" means Patent Rights claiming (i) any Biosearch Lead Compounds or Biosearch Technology; or (ii) any Biosearch Invention or Joint Invention.

     1.6 "BIOSEARCH TECHNOLOGY" means information or technology owned, acquired, developed, or controlled by Biosearch (with the right to license) as of the Collaboration Date or during the Development Program Term, which relates to the biological or chemical properties of Biosearch Lead Compounds or is otherwise useful in the conduct of the Compound Development Plan.

     1.7 "BIOSEARCH TERRITORY" means the areas reserved for Biosearch's exclusive commercialization of Hospital Products. Specifically, Biosearch Territory shall mean the countries of Europe.

     1.8 "COMPOUND DEVELOPMENT PLAN" shall have the meaning set forth in Section 2.1.

     1.9 "CONFIDENTIAL INFORMATION" means, as to a Party hereto, all of that Party's confidential information, data, or know-how disclosed by that Party pursuant to this Collaboration Agreement, whether in oral, written or electronic form.

     1.10 "CORE DOSSIER" means the dossier of common human clinical trial data and regulatory information required for filing for regulatory approval in both the Biosearch Territory and the Versicor Territory.

     1.11 "CORPORATE PARTNERING REVENUE" means any and all (i) up-front, milestone and other cash payments; (ii) royalty payments, or (iii) profit share payments owed in consideration for the license to a Third Party of (a) a Primary Care Product anywhere in the world; or (b) or a Hospital Product in the Joint Territory. In no event shall Corporate Partnering Revenue include payments made by such Third Party for equity in or a loan to either Party, or for the sponsorship of research or development activities to be performed by such Party, but Corporate Partnering Revenue shall include the fair market value of any non-cash asset received from such Third Party.

     1.12 "DEVELOPMENT PROGRAM TERM" means the period commencing on the Collaboration Date and ending on the fifth anniversary of the Collaboration Date, subject to extension by mutual agreement of the Parties.

     1.13 "HOSPITAL PRODUCT" means a Product in an intravenous formulation for administration primarily in an inpatient setting, such as hospitals or clinics.

     1.14 "IND" means an Investigational New Drug application filed with the United States Food and Drug Administration ("FDA"), or its equivalent or any corresponding application filed in any country other than the United States.


                                       2.

     1.15 "JOINT INVENTION" shall mean the meaning set forth in Section 8.1.

     1.16 "JOINT LEAD DEVELOPMENT COMMITTEE" or "JDLC" shall have the meaning set forth in Section 3.1.

     1.17 "JOINT MANAGEMENT COMMITTEE" or "JMC" shall have the meaning set forth in Section 3.3.

     1.18 "JOINT TERRITORY" means all countries of the world other than the Biosearch Territory and the Versicor Territory.

     1.19 "NET SALES" shall mean the gross invoice sales of Hospital Product sold to a Third Party less the following deductions:

          (a) Trade, cash, and quantity discounts actually allowed and taken directly with respect to such sales;

          (b) Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to such sales (excluding national, state or local taxes based on income);

          (c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of rebates or retroactive price reductions; and

          (d) One percent (1%) of Net Sales as an allowance to cover all other items, such as freight, transportation and insurance.

Such amounts shall be determined from the books and records of the Party, its Affiliates and/or its licensees or sublicensees, maintained in accordance with generally accepted accounting principles, consistently applied.

     1.20 "OPTIMIZED COMPOUND" means any Biosearch Lead Compound selected by the JMC as a candidate for Animal Studies, and possibly additional preclinical and clinical studies.

     1.21 "PARTY" means Versicor or Biosearch.

     1.22 "PATENT RIGHTS" mean patents, patent applications, certificates of invention, or applications for certificates of invention, divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, and foreign counterparts thereof.

     1.23 "PRIMARY CARE PRODUCT" means a Product in an oral formulation for administration primarily in an out patient setting, such as by primary care physicians.

     1.24 "PRODUCT" means any pharmaceutical product, in any formulation, the active ingredient of which is an Optimized Compound.

     1.25 "TECHNOLOGY" means inventions, trade secrets, processes, algorithms, know-how, data, databases, software, and other technology of any kind, including any proprietary biological material, compounds, or reagents.


                                       3.

     1.26 "THIRD PARTY" means any entity other than Versicor and Biosearch.

     1.27 "VERSICOR INVENTIONS" shall have the meaning set forth in Section 8.1.

     1.28 "VERSICOR PATENT RIGHTS" means Patent Rights claiming (i) any Versicor Technology, or (ii) any Versicor Inventions or Joint Inventions.

     1.29 "VERSICOR TECHNOLOGY" means all Technology owned or controlled by Versicor relating to or useful in the development of Optimized Compounds.

     1.30 "VERSICOR TERRITORY" means the areas designated for Versicor's exclusive commercialization of Hospital Products. Specifically, Versicor Territory shall mean the United States and Canada.

                                    ARTICLE 2

                                SCOPE OF COMPOUND
                            DEVELOPMENT COLLABORATION

     2.1 SCOPE; COMPOUND DEVELOPMENT PLAN. Versicor and Biosearch agree to collaborate in the optimization and evaluation of the Biosearch Lead Compounds and development of Optimized Compound(s). Such collaboration will be conducted pursuant to a Compound Development Plan, an initial outline of which is attached to this Collaboration Agreement as Schedule 2.1. Each of the Parties will be responsible for the conduct of those portions of the Compound Development Plan allocated to it thereunder.

     2.2 RESPONSIBILITIES OF THE PARTIES.

          (a) BIOSEARCH RESPONSIBILITIES. Biosearch shall initially provide to Versicor each of the Biosearch Lead Compounds in quantities sufficient for Versicor's use under the six (6) month evaluation time period. Biosearch shall also provide to Versicor any Biosearch Technology relevant to such Biosearch Lead Compound. Upon return to Biosearch of any Optimized Compounds, Biosearch shall be responsible for their IN VIVO characterization in the Animal Studies. Biosearch shall also be responsible for the supply to Versicor of any preclinical materials needed for the conduct of the Compound Development Plan, as set forth in Article 6 below.

          (b) VERSICOR RESPONSIBILITIES. Versicor shall, upon receipt of a given Biosearch Lead Compound, have a period of six (6) months to evaluate such Biosearch Lead Compound to determine whether, in Versicor's good faith scientific judgment, such Biosearch Lead Compound is amenable to improvement, optimization or modification by Versicor using the Versicor Technology. If Versicor determines that such Biosearch Lead Compound is so amenable, it shall notify the JLDC, and Versicor shall have an additional period of no more than eighteen (18) months in which to conduct Versicor Studies, followed by, where appropriate, high throughout screening and combinatorial synthesis with respect thereto (collectively the "Versicor Studies.") The Versicor Studies shall be performed in an effort to identify and synthesize and present to the JLDC one or more improved, enhanced or optimized compounds derived from the Biosearch Lead Compound at issue, and appropriate for Animal Studies (an "Optimized


                                       4.

Compound"). Versicor shall present to the JLDC the results of its studies; on each Biosearch Lead Compound and all Optimized Compounds. After approval by the JMC of a Biosearch Lead Compound as an Optimized Compound, Biosearch shall conduct Animal Studies on such Optimized Compound.

          (c) JOINT RESPONSIBILITIES. Each Party shall be responsible for all costs associated with its activities under the Compound Development Plan, unless otherwise specified in this Agreement. In addition, in carrying out the Compound Development Plan, and as appropriate, Biosearch and Versicor shall furnish to one another and to the JLDC written reports concerning each Party's respective data and describe progress under the Compound Development Plan.

     2.3 ABANDONMENT OF BIOSEARCH LEAD COMPOUND OR OPTIMIZED COMPOUND. If Versicor determines not to proceed with Versicor Studies of any Biosearch Lead Compound, or the JMC decides to abandon the development of any Optimized Compound prior to the initiation of Animal Studies, then the Optimized Compound or Biosearch Lead Compound, and all rights related thereto, shall be returned to Biosearch and designated an "Abandoned Lead." Thereafter, Biosearch may independently, or with a Third Party, conduct research, analysis, and development of such Abandoned Lead without payment to Versicor.

     2.4 EXCLUSIVITY. During the six (6) month period in which Versicor is evaluating a Biosearch Lead Compound under Section 2.2(b), Biosearch agrees that it shall not transfer, license, sell or otherwise provide such Biosearch Lead Compound to any Third Party for any use. If any Biosearch Lead Compound is selected by Versicor for Versicor Studies under Section 2.2 (b), Biosearch agrees that it shall not transfer, license, sell or otherwise provide such Biosearch Lead Compound to any Third Party unless and until the date any such Biosearch Lead Compound is returned to Biosearch as an Abandoned Compound under
Section 2.3.

     2.5 PAYMENTS TO BIOSEARCH. In consideration for the exclusivity obligation set forth in Section 2.4 above, as well as the contribution to the collaboration of the Biosearch Lead Compounds, Versicor agrees to pay to Biosearch the following amounts with respect to each Optimized Compound:

          (a) [ * ] upon the conclusion of Animal Studies of an Optimized Compound, where the results of such Animal Studies successfully meet the requirements specified by the JMC; and

          (b) [ * ] upon the enrollment of the first patient in the first Phase I clinical trials conducted with respect to such Optimized Compound, anywhere in the world.

Notwithstanding the foregoing, Biosearch agrees that in the event the "Licensed Product" as defined in and licensed to Versicor pursuant to that certain License Agreement between Versicor and Biosearch dated as of the Collaboration Date (the "License Agreement") becomes subject to this Agreement as a Biosearch Lead Compound pursuant to Section 5.8 of the License Agreement, no payments under this Section 2.5 will be owing by Versicor with respect to such Biosearch Lead Compound.


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                       5.

                                    ARTICLE 3

                            COLLABORATION GOVERNANCE

     3.1 JOINT LEAD DEVELOPMENT COMMITTEE. Promptly after the Collaboration Date, the Parties shall establish a Joint Lead Development Committee (JLDC) to oversee and direct the Compound Development Plan. The JLDC will be composed of three representatives appointed by Versicor and three representatives appointed by Biosearch, in each Party's sole discretion. One of the Versicor representatives will act as Chairman of the JLDC for the initial year of the collaboration; such Chairmanship shall alternate thereafter on a yearly basis with a Biosearch representative. Versicor and Biosearch each shall bear all expenses of their respective members related to their participation on the JLDC. All decisions of the JLDC shall be unanimous. The Chairman shall have the same voting rights as each other member of the JLDC. Any disputes arising in the JLDC shall be referred to the JMC for resolution.

          (a) RESPONSIBILITIES OF THE JLDC. The responsibilities of the JLDC will include, but are not limited to, the following:

               (i) To prepare, update, evaluate, and modify, as necessary, the Compound Development Plan;

               (ii) To coordinate the activities of the Parties in the conduct of the Compound Development Plan;

               (iii) To recommend to the JMC, for its approval, any Biosearch Lead Compound as an Optimized Compound; and

               (iv) To provide scientific direction to the collaboration.

          (b) MEETINGS OF THE JLDC. The JLDC shall meet at least quarterly, and at such additional times as the Parties deem appropriate. For a quorum, at least two representatives of each of Versicor and Biosearch shall be in attendance at any meeting of the JLDC. The JLDC shall alternate the meetings between Versicor's and Biosearch's business location, or as otherwise agreed to by the Parties.

     3.2 JOINT MANAGEMENT COMMITTEE. Promptly following the Collaboration Date, the Parties Shall also establish a Joint Management Committee (JMC) to oversee, manage and/or coordinate the preclinical and clinical development, manufacture, and, in the Joint Territory, commercialization, of any Optimized Compound. The Joint Management Committee will be composed of three representatives appointed by Versicor and three representatives appointed by Biosearch, in each Party's sole discretion. One of the Biosearch representatives will act as Chairman of the JMC for the initial year of the collaboration; such Chairmanship shall thereafter alternate on a yearly basis with a representative of Versicor. Versicor and Biosearch each shall bear all expenses of their respective members related to their participation on the JMC. All decisions of the JMC shall be unanimous. The Chairman shall have the same voting rights as each other member of the JMC. Should a disagreement arise in the JMC or the JMC be unable to


                                       6.

come to consensus with respect to a given matter, the Parties shall proceed in accordance with Section 14.3.

          (a) RESPONSIBILITIES. The JMC shall include, without limitation, the following responsibilities:

               (i) To settle disputes or disagreements arising in the JLDC;

               (ii) To designate a Biosearch Lead Compound as an Optimized Compound;

               (iii) To pursue further preclinical and clinical development of an Optimized Compound;

               (iv) To identify and evaluate potential Third Party licensees for development and/or commercialization of Hospital Products within the Joint Territory and Primary Care Products anywhere in the world, and to appoint one Party as the lead negotiator therefor.

          (b) MEETINGS OF THE JMC. Once established the JMC shall meet at least semi-annually, or more often, in the reasonable judgment of the members of the JMC. For a quorum, at least two representations of each of Versicor and Biosearch shall be in attendance at any meeting of the JMC. The JMC shall alternate the locations of the meetings between Versicor and Biosearch, or as otherwise agreed to by the Parties.

                                    ARTICLE 4

                PRECLINICAL AND CLINICAL DEVELOPMENT OF PRODUCTS

     4.1 LATER STAGE ANIMAL STUDIES. In the event of a decision by the JMC to conduct later stage animal studies required for regulatory approval of an Optimized Compound, the Parties shall share equally the costs associated with such Animal Studies.

     4.2 HOSPITAL PRODUCTS IN VERSICOR TERRITORY AND BIOSEARCH TERRITORY.

          (a) CO-DEVELOPMENT. In the event the Parties determine to pursue additional preclinical and clinical testing of a Hospital Product for the same indication and in reasonably similar time frames, the Parties shall co-develop such Hospital Product to the extent feasible. In such event, the Parties shall share equally all costs associated with any preclinical studies required for the filing of an IND in both the Biosearch Territory and the Versicor Territory, as well as all costs associated with the conduct of all human clinical trials needed to compile the Core Dossier. Each Party shall be responsible for all costs associated with any other human clinical trials that are incremental to those in the Core Dossier and required for regulatory approval only in the Biosearch Territory, in the case of Biosearch, or in the Versicor Territory, in the case of Versicor. The Parties shall jointly own all data in the Core Dossier.

          (b) UNILATERAL DEVELOPMENT. In the event the Parties do not determine to co-develop a Hospital Product as provided in Section 4.2(a), each Party shall be responsible for all


                                       7.

costs associated with any other preclinical trials other than the Animal Studies, and for all human clinical trials that are required for regulatory approval in the Biosearch Territory, in the case of Biosearch, and in the Versicor Territory, in the case of Versicor.

     4.3 HOSPITAL PRODUCTS IN JOINT TERRITORY; PRIMARY CARE PRODUCTS WORLDWIDE.

          (a) LICENSING TO THIRD PARTIES. It is the intention of the Parties to license human clinical development and commercialization of (i) any Hospital Product in the Joint Territory; and (ii) any Primary Care Product worldwide, to a Third Party, with such Third Party licensee paying all costs related to such development and commercialization. In order to facilitate the negotiation of such license, with respect to the initial Primary Care Product or Hospital Product in the Joint Territory, the JMC shall appoint one Party the lead negotiator ("Lead Negotiator"). The Party not selected by the JMC shall be the lead negotiator with respect to the Second Primary Care Product or Hospital Product for the Joint Territory, and the Parties will alternate as lead negotiator for each Primary Care Product or Hospital Product for the Joint Territory developed thereafter. It is the intention of the Parties that the Lead Negotiator be responsible for leading and coordinating the negotiations between the two Parties, on the one hand, and the Third Party, and will not have the right to act as agent on behalf of the other Party.

          (b) COSTS. The Parties will share equally all costs associated with the preclinical testing of, and obtaining any IND for, any Hospital Product and Primary Product to be licensed to a Third Party under this Section 4.3, where determined appropriate by the JMC. In the event the Parties are unable to license either a Primary Care Product or a Hospital Product prior to the conduct of Phase I clinical trials, and if the JMC determines that further development of such Product is nonetheless worth pursuing, the Parties shall equally share all costs associated with Phase I or later clinical trials, unless and until one or the other Party elects to exercise its option to discontinue, as set forth in
Section 4.4.

     4.4 OPTION TO DISCONTINUE INVESTMENT. The Parties each have the option to discontinue participating in development of an Optimized Compound under Section 4.3(b) at each of the participating stages listed in the table below. If one Party discontinues investing in an Optimized Compound and the other Party continues to invest by completing the next stage unilaterally, the percentage of Corporate Partnering Revenue due the non-participating Party under Section 5.3 shall be adjusted, based upon the stage at which the non-participating Party elected to discontinue participating. The Party so electing to discontinue participation shall notify the other Party in writing of its decision prior to.


                                       8.


--------------------------------------------------------------------------------
                                   SHARE OF CORPORATE PARTNERING REVENUE
--------------------------------------------------------------------------------
                               NON-INVESTING                      INVESTING
INVESTMENT STAGE              PARTY SHARE (%)                   PARTY SHARE (%)
--------------------------------------------------------------------------------
Commencement of
Phase I Trials                     25%                                75%
--------------------------------------------------------------------------------
Commencement of
Phase II Trials                    35%                                65%
--------------------------------------------------------------------------------


In the event both Parties elect to discontinue participating in the development of an Optimized Compound and neither Party elects unilaterally to continue to conduct development, such Optimized Compound shall be deemed a Biosearch Lead Compound and shall be subject again to the efforts of Versicor to optimize such compound as set forth in Article 2.

                                    ARTICLE 5

                                COMMERCIALIZATION

     5.1 COMMERCIALIZATION OF HOSPITAL PRODUCTS IN BIOSEARCH TERRITORY. Biosearch shall have the exclusive right to commercialize, market and sell Hospital Products in the Biosearch Territory, either alone or in concert with a Third Party. Biosearch shall be responsible for all costs associated with such commercialization activities. Biosearch shall retain all income derived from such commercialization activities in the Biosearch Territory.

     5.2 COMMERCIALIZATION OF HOSPITAL PRODUCTS IN VERSICOR TERRITORY. Versicor shall have the exclusive right to commercialize, market and sell Hospital Products in the Versicor Territory, either alone or in concert with a Third Party. Versicor shall be responsible for all costs associated with such commercialization activities. Versicor shall retain all income derived from such commercialization activities in the Versicor Territory.

     5.3 COMMERCIALIZATION OF PRIMARY CARE PRODUCTS WORLDWIDE AND HOSPITAL PRODUCTS IN JOINT TERRITORY. The Parties shall equally share all Corporate Partnering Revenue derived from the development and commercialization of (i) Hospital Products in the Joint Territory; and (ii) Primary Care Products worldwide.

                                    ARTICLE 6

                             MANUFACTURE AND SUPPLY

     6.1 BIOSEARCH MANUFACTURING FACILITY; RIGHTS. The Parties acknowledge that it is Biosearch's intention to establish a U.S. FDA approved manufacturing facility for both the bulk as well as finished Hospital Product, at its own expense. In the event Biosearch establishes such


                                       9.

manufacturing facility in the appropriate time frame, it shall have the right to manufacture all of its own as well as Versicor's requirements for preclinical, clinical and commercial quantities. Biosearch shall also have the right to manufacture all requirements for Optimized Compound and finished Hospital Product in the Joint Territory. Such right to manufacture and supply, as it applies to Phase III clinical supplies and commercial supplies, is contingent upon Biosearch having established such manufacturing site in the agreed upon time frame and its ability to supply at the price referenced in Section 6.2. Should Biosearch not be able to establish such manufacturing facility, or not be able to supply at such price, Versicor shall have the right to contract with a Third Party for the manufacture and supply of its requirements of Hospital Product for sale in the Versicor Territory and Biosearch shall transfer to such Third Party all existing manufacturing know-how for such manufacture at a price equal to two percent (2%) of Versicor's annual Net Sales of such Hospital Product for a period of ten (10) years from the first commercial sale of such Hospital Product.

     6.2 SUPPLY AGREEMENT. Biosearch shall have the first right to supply to Versicor its finished Hospital Product requirements pursuant to a supply agreement to be entered into by the Parties following the Collaboration Date. The price for finished Hospital Product shall be not greater than fifteen percent (15%) of Versicor's Net Sales of such Hospital Product, but not less than the price which Versicor would be required to pay any Third Party supplier. The price for pre-clinical and clinical supplies needed after the six (6) month evaluation period referred to in Section 2.2(b) shall be at Biosearch's actual cost and shall be shared by the Parties.

                                    ARTICLE 7

                                 LICENSE GRANTS

     7.1 Versicor grants to Biosearch the exclusive right and license, with the right to sublicense, under the Versicor Patent Rights to (i) manufacture Products and (ii) develop Optimized Compounds and use, import, offer for sale and sell Hospital Products in the Biosearch Territory, pursuant to this Agreement.

     7.2 Biosearch grants to Versicor the exclusive rights and license, with the right to sublicense, under the Biosearch Patent Rights to develop Optimized Compounds and use, import, offer for sale and sell Hospital Products in the Versicor Territory, pursuant to this Agreement.

     7.3 Each Party agrees to license its rights to develop, use and sell any Optimized Compound and use, import, offer for sale and sell (i) Hospital Products in the Joint Territory and (ii) Primary Care Products worldwide, to such Third Party licensee as is selected by the JMC.

                                    ARTICLE 8

                          INTELLECTUAL PROPERTY RIGHTS

     8.1 OWNERSHIP OF DISCOVERIES AND IMPROVEMENTS. Ownership of all inventions, discoveries, improvements, and other technology, except for any manufacturing processes and related improvements, whether or not patentable, and any patent applications or patents based thereon (collectively, the "Inventions") that are discovered, made or conceived during and in


                                       10.

connection with the Definitive Collaboration Agreement shall be governed by this
Section 8.1. All Inventions coveting or relating to the development, use or sale of Products in the Versicor Territory shall be owned by Versicor ("Versicor Inventions"). All right, title and interest in all Inventions coveting or relating to the development, use or sale of Products in the Biosearch Territory shall be owned by Biosearch ("Biosearch Inventions"). Versicor and Biosearch shall jointly own all right, title, and interest in all Inventions coveting or relating to the development, use or sale of Products in the Joint Territory ("Joint Inventions"). Each of Versicor and Biosearch shall promptly disclose to the JLDC the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such Party. Versicor shall make all decisions concerning, and shall have full responsibility for, the preparation, filing, prosecution and maintenance of patents coveting Versicor Inventions in the Versicor Territory at its own cost. Biosearch shall make all decisions concerning, and shall have full responsibility for, the preparation, filing, prosecution and maintenance of patents coveting Biosearch Inventions in the Biosearch Territory at its own cost. The JLDC shall make all decisions concerning the preparation, filing, prosecution, and maintenance of patents covering Joint Inventions in the Joint Territory and shall assign to either or both parties the responsibility therefor. All costs associated with the preparation, filing, prosecution and maintenance of patents concerning Joint Inventions shall be equally shared.

     8.2 PATENT ENFORCEMENT. If either party becomes aware that a patent coveting a Versicor Invention or a Biosearch Invention is being infringed by a Third Party in any country, that party shall promptly notify the other party in writing. Versicor shall have the primary right, but not the obligation, to bring and prosecute at its own expense an action concerning such infringement of a Versicor Invention patent. Biosearch shall have the primary right, but not the obligation, to bring and prosecute at its own expense an action concerning such infringement of a Biosearch Invention patent. Any monetary award granted to the prosecuting party hereunder shall be applied first to the costs and expenses of the party prosecuting the action, then to the costs and expenses of the other party. The party bringing the suit shall be entitled to any monetary awards in excess of such amounts. The Parties shall confer with respect to the enforcement of any patent covering a Joint Invention in the Joint Territory, and the way in which any award should be allocated between the Parties. The Parties shall cooperate with each other in connection with any action brought under this
Section 8.2.

     8.3 DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS. If a third party asserts that a patent or other right owned by it is infringed by the research, development, use, marketing, distribution, importation, offer for sale or sale of any Hospital Product by Versicor in the Versicor Territory or by Biosearch in the Biosearch Territory, Versicor or Biosearch, respectively, shall by responsible for defending against any such assertions at its own costs.

                                    ARTICLE 9

                                 CONFIDENTIALITY

     9.1 CONFIDENTIAL INFORMATION. No Confidential Information disclosed by one Party to the other during the term of this Collaboration Agreement shall be used by the receiving Party except in compliance with the rights and licenses granted hereunder. Such Confidential Information shall be maintained in confidence by the receiving Party (except to the extent


                                       11.

reasonably necessary for regulatory approval of Products developed by either Party), and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing Party, except to the extent that the Confidential
Information:

          (a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or

          (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

          (c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public, other than through the sale of Products in the ordinary course, through no fault or omission on the part of the receiving Party or its sublicensees; or

          (d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

          (e) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that, the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

     9.2 EMPLOYEE OBLIGATIONS. Each of the Parties agrees to provide Confidential Information received from the other Party only to such Party's employees, consultants, and advisors who have a need to know and have an obligation to treat such information and materials as confidential.

     9.3 TERM. All obligations of confidentiality imposed under this Article 9 shall expire five (5) years following expiration or termination of this Agreement.


                                       12.

                                   ARTICLE 10

                              PUBLIC ANNOUNCEMENTS

     The content and timing of any announcements or similar publicity with respect to the execution of this Collaboration Agreement shall be agreed between the Parties in advance of such announcement. Each Party understands that this Collaboration Agreement and its efforts hereunder are likely to be of significant interest to investors, analysts, and others, and each Party therefore intends to make such public announcements with respect thereto. Each Party agrees that any such announcement will not contain confidential business or technical information of the other Party.

                                   ARTICLE 11

                              TERM AND TERMINATION

     11.1 TERM. Unless earlier terminated in accordance with Section 11.2, this Collaboration Agreement shall expire upon the expiration of the last to expire Patent Right for which a license is granted hereby.

     11.2 TERMINATION FOR MATERIAL BREACH. Each Party shall have the right to terminate this Collaboration Agreement after 90 days' written notice to the other that the other is in material breach of this Collaboration Agreement, unless the other party cures the breach before the expiration of such time period. Licenses granted to the non-breaching Party under this Collaboration Agreement shall not be affected by termination for material breach. All licenses to the breaching Party shall automatically terminate upon such termination.

     11.3 SURVIVING OBLIGATIONS. Upon expiration or early termination of this Collaboration Agreement, the following provisions shall survive, to the extent applicable: Section 2.5, Articles 8, 9 and 12.

                                   ARTICLE 12

                                 INDEMNIFICATION

     12.1 INDEMNIFICATION BY VERSICOR. Versicor hereby indemnifies and holds harmless Biosearch from and against all Third Party claims, including without limitation, any claims with respect to death or injury to a person or damage to property, and all damages, losses, costs and expenses, including reasonable attorney's fees, which Biosearch may incur arising out of or resulting from (i) the negligence, recklessness or willful misconduct of Versicor, its Affiliates or sublicensees or each of their officers, employees or agents in the conduct of this Agreement, or (ii) the development and commercialization of Hospital Products in the Versicor Territory. Versicor shall not be obligated to indemnify Biosearch for any claims, damages, losses, costs or expenses arising out of Biosearch's negligence, recklessness, or willful misconduct, or that of its officers, employees or agents.

     12.2 INDEMNIFICATION BY BIOSEARCH. Biosearch hereby indemnifies and holds harmless Versicor from and against all Third Party claims, including without limitation, any


                                       13.

claims with respect to death or injury to a person or damage to property, and all damages, losses, costs and expenses, including reasonable attorney's fees, which Versicor may incur arising out of or resulting from (i) the negligence, recklessness or willful misconduct of Biosearch, its Affiliates or sublicensees or each of their officers, employees or agents in the conduct of this Agreement, or (ii) the development or commercialization of Hospital Products in the Biosearch Territory. Biosearch shall not be obligated to indemnify Versicor for any claims, damages, losses, costs or expenses arising out of Versicor's negligence, recklessness, or willful misconduct, or that of its officers, employees or agents.

     12.3 PROCEDURE. The party seeking indemnification under this Article 12 (the "Indemnified Party") shall (i) give the other party (the "Indemnifying Party") notice of the relevant claim, (ii) cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and
(iii) give the Indemnifying Party the right to control the defense and settlement of such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party.

                                   ARTICLE 13

                         REPRESENTATIONS AND WARRANTIES

     13.1 MUTUAL REPRESENTATIONS. Each party hereby represents and warrants:

          (a) CORPORATE POWER. Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

          (b) DUE AUTHORIZATION. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

          (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

     13.2 VERSICOR REPRESENTATIONS. Versicor hereby represents and warrants that, to the best of its knowledge as of the Collaboration Date, Versicor holds the right, title and interest in the Versicor Technology sufficient to carry out its activities under this Agreement, and that use of the Versicor Technology under this Agreement will not infringe the rights of any Third Party.

     13.3 BIOSEARCH REPRESENTATIONS. Biosearch hereby represents and warrants that, to the best of its knowledge as of the Collaboration Date, Biosearch holds the right, title and interest


                                       14.

in the Lead Compounds sufficient to carry out its activities under this Agreement, and that use of the Lead Compounds under this Agreement will not infringe the rights of any Third Party.

                                   ARTICLE 14

                                  MISCELLANEOUS

     14.1 ASSIGNMENT. This Collaboration Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however, that either Versicor or Biosearch may, without such consent, assign its rights and obligations under this Collaboration Agreement in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party.

     14.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England and Wales notwithstanding the provisions governing conflict of laws under such law to the contrary, except that matters of intellectual property law, which shall be determined in accordance with the intellectual property laws of the jurisdiction relevant to the intellectual property in question.

     14.3 DISPUTE RESOLUTION. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall first submit such dispute to the parties' respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Such designated officers are as follows:

For Versicor: George Horner, III

     Chief Executive Officer

For Biosearch: Francesco Parenti, Ph.D.

     President

     If such dispute is not resolved between the parties within thirty (30) days of notice of such dispute as set forth above, either party may commence international arbitration as provided in this Section 14.3. Such dispute shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules, which Rules are deemed to be incorporated by reference into this Section 14.3. The number or arbitrators shall be three, one of whom shall be a solicitor of at least fifteen (15) years standing. The place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

     14.4 RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Versicor and Biosearch. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party.


                                       15.

     14.5 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party; including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, it is understood that this Section 14.4(b) is intended only to suspend and not discharge a party's obligations under this agreement and that when the causes of the failure or delay are removed or alleviated, the affected party shall resume performance of its obligations hereunder.

     14.6 NOTICES. Any notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addresser and shall be effective upon receipt by the addressee.

         VERSICOR:

         Versicor, Inc.
         34790 Ardentech Court
         Fremont, CA 94555
         Attention:   George F. Homer III
                      Chief Executive Officer

         WITH A COPY TO:

         Cooley Godward LLP
         Five Palo Alto Square
         3000 El Camino
         Palo Alto, CA 94306
         Attention: Barbara A. Kosacz, Esq.

         BIOSEARCH:

         Biosearch Italia, S.P.A.
         Via R. LePetit 34
         21040 Gerenzano
         Varese, Italy
         Attention:   Francesco Parenti Ph.D.
                      President


                                       16.

         WITH A COPY TO:

         Pavia e Ansaldo
         Studio Legale
         Via della Annunciata, 7
         20121 Milan ITALY
         Attention: Avv A. Migone De Amicis
         Facsimile: +39.2.6570203

     14.7 AMENDMENTS. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

     14.8 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     14.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.10 HEADINGS. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     14.11 LANGUAGE. This Agreement has been prepared in the English language and, notwithstanding any translations of this Agreement, the English language shall control its interpretations.

     14.12 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.

     14.13 SEVERABILITY. Both parties hereby expressly agree and contract that it is the intention of neither party to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or several provisions of the Agreement be or become invalid or unenforceable by reason of such a violation, then the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have contracted this Agreement with those new provisions. In case such provisions cannot be found, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably


                                       17.

     IN WITNESS WHEREOF, the parties have executed this Collaboration Agreement as of the date first set forth above.

VERSICOR, INC.                                       BIOSEARCH ITALIA, S.P.A.

/s/ GEORGE F. HORNER III                             /s/ FRANCESCO PARENTI
-------------------------------                      ---------------------------
George F. Horner, III                                Francesco Parenti, Ph.D
Chief Executive Officer                              President


                                       18.

                                  SCHEDULE 1.3

                            BIOSEARCH LEAD COMPOUNDS

                                             BIOSEARCH LEAD COMPOUNDS


                                    CLASS OF
 PRIORITY       NAME OR NUMBER      MOLECULE            CHEMICAL AMENABILITY    BIOLOGICAL PROMISE         PROPRIETARY POSITION
----------     ----------------   ------------         ----------------------  --------------------       -----------------------

                  GE 2270           Thiazole            OK                       Potent gram               Strong patent
                                    Peptide                                        positive                    position
   ***            MDL 62935         Thiazole            OK. Degradation          Poor activity as is       Strong patent
                                    Peptide                 product                                          position
                  MDL 63102         Thiazole            OK. Degradation          No activity as is         Strong patent
                                    Peptide                 product                                          position

                   MDL 62766        Teichoplanin        Not amenable to          Important SAR info        Excellent
    ***          and MDL 62708       aglycone            further modification      but not intersting        for both
                                     derivatives                                   per se
                   MDL 63995        Teichoplanin        Good                     Gram negative  promise    Excellent
                                     aglycone                                      also possible VanA
                   MDL 63879        Fragment of         Good                     Gram negative  promise    Excellent
                                     aglycone                                      also possible VanA

  **          L-15722 (actagardine  Type C              Complex cyclic           Narrow Gram               None, would require
                or Gardimicin)      Lantibiotic          peptide                   positive                   a new derivative
                                                         molecule, difficult?      but includes VRE

                   GE 21640         Kirtomycin-like     Difficult?               Narrow spectrum           ???
                                                                                   excluding S.aureus?

                   GE 71232         Everninomycin-like  Difficult                Interesting gram          Patent pending
                                                                                   positive activity,
                                                                                   nephrotoxic?


    **            Thermorubin       Polyketide          Doable but not easy      Potent gram               None, would require
                                                                                   positive                  a new derivative
                                                                                   spectrum

     *            Liplarmycin       C-18                Difficult                Mediocre gram             None, would require
                                    macrolide                                      positive                  a new
                                                                                   no in vivo                activity derivative

                 Purpuromycin       Polyketide          OK,potential             Gram positive &           None, would require
                                                           scaffold?               negative                  a new derivative
                                                                                   and fungii

                 Azalomycin         polyene             very difficult           Narrow spectrum           Excellent
                                      macrolide                                    antifungal activity

    **             MDL 63572        Cyclic              Fair                     Enyme inhibitor, no       Patent to be filed
                                      peptide                                      activity on whole
                                                                                   cells




 PRIORITY       NAME OR NUMBER     MECHANISM OF ACTION            COMMENTS
----------     ----------------   ---------------------          -----------

                  GE 2270          Protein synthesis-EFTu         Parent molecule
   ***            MDL 62935        Protein synthesis-EFTu         Good starting point
                  MDL 63102        Protein synthesis?             Novel generic building block or
                                                                    starting point for EFTu inhib's

                   MDL 62766       binding to cell wall           These are semi synthetic analogues
    ***          and MDL 62708     substrate                        that will not be further developed
                   MDL 63995       binding to cell wall           Excellent starting point for
                                   substrate                        glycopeptide with novel activity
                   MDL 63879       binding to cell wall           More distant starting  point for
                                   substrate                        same type of modifications

  **        L-15722 (actagardine   transglycosylase               Several other related
                or Gardimicin)       inhibitor                    molecules
                                   cell wall synthesis            described in the literature

                   GE 21640        Protein synthesis-EFTu         Could make elfamycin analogues

                   GE 71232        Not certain possibly           Scheering Plough has an anologue
                                     protein synthesis              in phase 1,major formulation issue

    **            Thermorubin      Protein synthesis              Major serum inactivation problem

     *            Liplarmycin      RNA polymerase                 Two other related families  known

                 Purpuromycin      Protein synthesis              Serum inactivation problem
                                                                  toxicity likely to be an issue

                 Azalomycin        Membrane active                Development candidate as  topical?

    **             MDL 63572       RNA polymerase                 Modulators effort might help
                                   inhibitor                        guide  synthetic effort



    ***     Of immediate interest
    **      2nd tier interest
     *      Possible interest

                                  SCHEDULE 2.1

                            COMPOUND DEVELOPMENT PLAN

                                [Initial Outline]

                                COMPOUND DEVELOPMENT PLAN

===============================================================================

                                  BIOSEARCH PROVIDES TO
                                  VERSICOR LIST OF POTENTIAL
                                  LEADS FOR OPTIMISATION


                                  VERSICOR SELECTS SPECIFIC
                                  LEADS BASED ON CHEMICAL
                                  AND BIOLOGICAL SUITABILITY


                                  BIOSEARCH PROVIDES VERSICOR
                                  WITH STARTING MATERIAL


                                 VERSICOR CONDUCTS PRELIMINARY 6 MONTH
                                 CHEMISTRY PROGRAM TO ASSESS PRACTICABILITY


                                 VERSICOR INFORMS JLDC OF DECISION TO INITIATE FULL BLOWN MODIFICATION PLAN TO SYNTHESIZE IMPROVED ANALOGUES FOR UP TO 18 MONTHS


                      FURTHER
                      IMPROVEMENT


                                        ANALOGUES EVALUATED IN VITRO
                                        BY VERSICOR FOR POTENCY SPECTRUM
                                        AND OTHER RELEVANT PROPERTIES
              FURTHER
              IMPROVEMENT


                           DECISION BY JMC TO ADVANCE IMPROVED ANALOGUE
                           TO BIOSEARCH FOR IN VIVO STUDIES ON EFFICACY
                           PK AND GROSS TOXICTY


                        OPTIMISED LEAD FURTHER CHARECTERISED AND SELECTED FOR INTERNAL DEVELOPMENT OR OUTLICENSING BY JMC